Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael J. Shea, Vice President, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS UPDATES THIRD QUARTER GUIDANCE

COMMENTS ON FY 2003 OUTLOOK

– IT Staff Augmentation Revenue Decline Continues –

Mountain Lakes, NJ, September 30, 2003 - Computer Horizons Corp. (Nasdaq: CHRZ), today said that continued economic pressures in the IT services (staff augmentation) market, as well as the negative impact on revenues from the Northeast blackout in August, has caused it to update its previously disclosed revenue and earnings guidance.  The Company is scheduled to report its third quarter results on October 29, 2003.

CHC now expects revenues for the third quarter of 2003 to be in the range of $63 to $65 million, with an operating loss in the range of $(0.01) to $(0.03) per share, excluding special items.   Previous guidance by the Company had revenues in the range of $66 - $68 million and operating income in the range of $0.02 to $0.04 per share, excluding special items.

William J. Murphy, president and chief executive officer, said, “We have adjusted our third quarter 2003 revenue and earnings guidance due primarily to a continued decline in the IT Services market and softness in the overall technology market.  We now anticipate third quarter sequential revenue declines in our IT Services business, which previously seemed to have stabilized in June 2003.  Additionally, offices affected by the Northeast blackout normally account for about one-half of our domestic IT Services revenue.

CHRZ Comments on Outlook

“While overall Solutions Group revenues will increase sequentially in the third quarter, primarily attributable to Chimes and RGII, continued economic uncertainty, pricing pressures and time lost due to the August blackout has negatively impacted our top line.

Chimes revenues are expected to again grow sequentially from the second quarter of 2003.   With new commitments signed during the third quarter and a strong pipeline of new business, Computer Horizons expects solid performance from Chimes for the remainder of the year.  Further, Chimes continues to reduce its losses and is still on track to be operationally profitable by the end of the year.

Additionally, the Company is very pleased with the performance of RGII, which will account for the anticipated third quarter sequential revenue increase for the Solutions Group.

“Overall, we expect the fourth quarter will show sequential revenue improvement, however, we are pushing back our profitability forecast to the first quarter of 2004,” added Murphy.  “We are taking actions that will reduce costs during the fourth quarter of 2003, particularly in our IT Services Group.  Our strategy to transition the Company to higher margin solutions and Chimes business from predominately low margin IT staffing revenues remains our primary focus,” Murphy concluded.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions, and human capital management   company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments.  With the acquisition of RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, insurance and financial services. CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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